LKCM FUNDS
                                  ADVISER CLASS
                                DISTRIBUTION PLAN


     WHEREAS, the LKCM Funds (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust, on behalf of its one or more designated series presently existing or hereafter established (hereinafter referred to as "Funds"), desires to adopt an Adviser Class Distribution Plan pursuant to Rule l2b-1 under the 1940 Act and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Trust and the Adviser Class shareholders; and

     WHEREAS, the Trust intends to employ a registered broker-dealer as Distributor of the securities of which it is the issuer;

     NOW, THEREFORE, the Trust, with respect to its Funds' Adviser Class shares, hereby adopts this Distribution Plan (the "Plan") in accordance with Rule l2b-1 under the 1940 Act on the following terms and conditions:

     1. PAYMENT OF FEES. The Trust is authorized to pay distribution and service fees for each Fund offering Adviser Class shares listed on Schedule A of this Plan, as such schedule may be amended from time to time, on an annualized basis, at such rates as shall be determined from time to time by the Board of Trustees in the manner provided for approval of this Plan in Paragraph 5, up to the maximum rates set forth in Schedule A, as such schedule may be amended from time to time. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as shall be determined by the Board in the manner provided for approval of this Plan in Paragraph 5.

     2. DISTRIBUTION AND SERVICE EXPENSES. The fee authorized by Paragraph 1 of this Plan shall be paid pursuant to an appropriate agreement in payment for any activities or expenses intended to result in the sale and retention of Trust shares, including compensation paid to participating broker-dealers that have entered into sales agreements with the Trust, advertising, salaries and other expenses of the relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and other sales promotion expenses, or for providing ongoing services to shareholders.

     3. ADDITIONAL COMPENSATION. This Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid.

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     4. THIRD PARTY EXPENSES. Nothing in this Plan shall operate or be construed to limit the extent to which the Trust's investment adviser or any other person, other than the Trust, may incur costs and bear expenses associated with the distribution of Shares of beneficial interest in a Fund.

     5. BOARD APPROVAL. This Plan shall not take effect with respect to any Fund until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) those members of the Board who are not "interested persons" of the Trust, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

     6. RENEWAL OF PLAN. This Plan shall continue in full force and effect with respect to a Fund for successive periods of one year from its approval as set forth in Paragraphs 5 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 5.

     7. REPORTS. Any agreement entered into pursuant to this Plan shall provide that the Board of Trustees shall be provided with, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made for their review.

     8. TERMINATION. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of such Fund, voting separately from any other Fund of the Trust.

     9. AMENDMENTS. Any change to the Plan that would materially increase the distribution costs to a Fund may not be instituted unless such amendment is approved in the manner provided for board approval in Paragraph 5 hereof and approved by a vote of at least a majority of such Fund's outstanding voting securities, as defined in the 1940 Act, voting separately from any other Fund of the Trust. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 5 hereof.

     10. NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees then in office.

     11. INDEPENDENT LEGAL COUNSEL. While this Plan is in effect, any person that acts as legal counsel for the disinterested trustees of the Trust must be independent counsel as defined by Rule 12b-1 under the 1940 Act.

     12. PROHIBITION AGAINST DIRECTED BROKERAGE TO FINANCE DISTRIBUTION OF TRUST SHARES. Notwithstanding any other provision, the Trust may not compensate a broker-dealer for any sale or distribution of the Trust's shares by directing to the broker-dealer (a) portfolio transactions or (b) commissions, mark-ups,

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mark-downs  or other fees received from  executions  effected  through any other broker-dealer.

     13. RECORDS. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.


Date:  February 14, 2003

Amended:  November __, 2004






















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                                   LKCM FUNDS
                                  ADVISER CLASS
                                DISTRIBUTION PLAN

                                   SCHEDULE A


     The maximum annualized fee rate pursuant to Paragraph 1 of the LKCM Funds Adviser Class Distribution Plan shall be as follows:

     LKCM Equity Fund
     LKCM Small Cap Equity Fund
     LKCM Aquinas Value Fund
     LKCM Aquinas Growth Fund
     LKCM Aquinas Small Cap Fund
     LKCM Aquinas Fixed Income Fund




                Up to 1.00% of the average daily net assets




Dated:  February 14, 2003

Amended:  May 24, 2005